News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G DECLARES A 3% DIVIDEND INCREASE

CINCINNATI, April 17, 2015 – The Procter & Gamble Company (NYSE:PG) announced that its Board of Directors declared an increase in the quarterly dividend from $0.6436 to $0.6629 per share on its Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after May 15, 2015, to Common Stock shareholders of record at the close of business on April 27, 2015, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on April 27, 2015. This represents a 3% increase compared to the prior quarterly dividend.

With this dividend increase, P&G is demonstrating its commitment to – and extending its long-term track record of – returning cash to shareholders.  The Company expects to pay approximately $7.4 billion in dividends to shareholders in fiscal year 2015, bringing total dividends paid over the past 10 years to more than $55 billion.  P&G has been paying a dividend for 125 consecutive years since its incorporation in 1890.  This marks the 59th consecutive year that the Company has increased its dividend.

About Procter & Gamble
P&G serves nearly five billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, Wella® and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact:
Paul Fox, 513.983.3465

P&G Investor Relations Contact:
John Chevalier, 513.983.9974